Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

A-Mark Precious Metals, Inc., a corporation organized and existing under and by virtue of the State of Delaware (the "Corporation"), does hereby certify:

First: The name of the Corporation is A-Mark Precious Metals, Inc. The Corporation was originally incorporated under the name "A-Mark Delaware, Inc." The date of filing of its original Certificate of lncorporation with the Secretary of State of the State of Delaware was December 19, 2013. A Certificate of Ownership and Merger of A-Mark Precious Metals, Inc., a New York corporation with and into A-Mark Delaware, Inc., a Delaware corporation, was filed with the Secretary of State of the State of Delaware on January 30, 2014, in accordance with which the name of the Corporation was changed to "A-Mark Precious Metals, Inc." The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 24, 2014.

Second: This Certificate of Amendment hereby amends Article FIRST of the Corporation's Amended and Restated Certificate of lncorporation to read in its entirety as follows:

FIRST: The name of this corporation is Gold.com, Inc. (the "Corporation").

Third: This Certificate of Amendment shall become effective as of December 2, 2025 at 8:00 a.m. Eastern Time.

Fourth: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment.

Fifth: All other provisions of the Amended and Restated Certificate of lncorporation shall remain in full force and effect.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of lncorporation has been executed as of this 7th day of November, 2025.

A-MARK PRECIOUS METALS, Inc.

By: /s/ Gregory N. Roberts

Name: Gregory N. Roberts

Title: Chief Executive Officer